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                                                                      Exhibit 1d

                              FBL SERIES FUND, INC.

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION


     FBL SERIES FUND, INC., a Maryland corporation (hereinafter called the Corporation) whose principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST:    The Charter of the Corporation is hereby amended by restating
Article VI, Section (a) to read as follows:


          (a) The total number of shares of all classes of stock which the Corporation, by resolution or resolutions of the board of directors, shall have authority to issue is five billion (5,000,000,000) shares, par value $0.001 per share, such shares having an aggregate par value of five million dollars ($5,000,000). Two billion (2,000,000,000) of such shares may be issued in the following classes, each class containing the number of shares and having the designations indicated below, subject, however, to the authority hereinafter granted to the board of directors to further classify and reclassify any such shares and, incident to such classification or reclassification, to increase or decrease such number of shares:

          Growth Common Stock Portfolio          500,000,000
          Money Market Portfolio                 250,000,000
          High Quality Bond Portfolio            500,000,000
          High Yield Bond Portfolio              250,000,000
          Blue Chip Portfolio                    250,000,000
          Managed Portfolio                      250,000,000

          The balance of three billion (3,000,000,000) shares of such stock may be issued in such classes, or in any new class or classes, each consisting of such number of shares and having such preferences, conversion or other rights and such voting powers, restrictions, limitations as to dividends and qualifications and such terms or conditions of redemption as shall be determined from time to time by resolution or resolutions providing for the issuance of such stock adopted by the board of directors, to whom authority to fix and determine the same is hereby expressly granted.

     The Board of Directors, at a meeting held August 15, 1991, unanimously approved and adopted a resolution in which was set forth the foregoing amendment to the Corporation's charter and recommended that the shareholders approve this amendment in conjunction with the Corporation's reorganization whereby all the assets and liabilities of the Aggressive Growth Common Stock Portfolio would be transferred to the Growth Common Stock Portfolio in exchange for shares of the Growth Common Stock Portfolio and all the assets and liabilities of the Ginnie Mae Portfolio would be transferred to the

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High Quality Bond Portfolio in exchange for shares of the High Quality Bond
Portfolio, and the Aggressive Growth Common Stock Portfolio and Ginnie Mae Portfolio would be eliminated, with shares representing those portfolios being reclassified as shares of the Growth Common Stock Portfolio and High Quality Bond Portfolio, respectively. Approval of the proposed amendment by a majority of the outstanding voting securities was obtained at a meeting of the shareholders of the Aggressive Growth Common Stock Portfolio and the Ginnie Mae Portfolio held on November 13, 1991.

     IN WITNESS WHEREOF, FBL SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on November 22, 1991.

                         FBL SERIES FUND, INC.

                         By:
                            ----------------------------------------------------
                             Merlin D.  Plagge
                             President

Witness

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Eugene R.  Maahs
Secretary

     THE UNDERSIGNED, President of FBL SERIES FUND, INC., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.


                         ------------------------------------------------------
                           Merlin D.  Plagge